Exhibit 99.1

Fibrocell Announces Completion of Public Offering of Common Stock

Exton, PA, October 1, 2013 – Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company primarily focused on developing innovative products for skin diseases and conditions, today announced that it has completed its previously announced underwritten public offering of 11,000,000 shares of common stock at a public offering price of $4.10 per share. The net proceeds to the company, after underwriting discounts and commissions and estimated offering expenses, were approximately $42.1 million.

Barclays is acting as sole book running manager and representative of the underwriters for the offering. Wedbush PacGrow Life Sciences and Griffin Securities are acting as co-managers for the offering.

The Company filed a registration statement on Form S-3, as well as a final prospectus supplement and accompanying prospectus, with the Securities and Exchange Commission. The final prospectus supplement and accompanying prospectus relating to the offering may be obtained by sending a request to Barclays Capital Inc. by calling 1-888-603-5847, or by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by e-mail at Barclaysprospectus@broadridge.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company primarily focused on developing innovative products for skin diseases and conditions. Fibrocell Science is committed to advancing the scientific, medical and commercial potential of autologous skin and tissue, as well as its innovative cellular processing technology and manufacturing excellence. For additional information, please visit www.fibrocellscience.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.